Exhibit 99.1

Hickok Incorporated Announces Contract to Supply the State of New Jersey with Gas Cap Leakage Testers; Further Validates Company’s Expertise in Emissions Testing Products

CLEVELAND, Ohio, June 2  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported a receipt of a contract in excess of $1,000,000 for Gas Cap Testers. The Company’s testers are included with the testing equipment that will be used in the New Jersey decentralized emissions program. The Company previously supplied the Gas Cap Testers that are used in New Jersey’s centralized program.

Robert L. Bauman, President and CEO, stated, ”We are pleased to announce this significant contract as we make further penetration into the emissions reduction programs through state implementation programs. It is critical that gas cap testing still be an element of every state emissions testing program as the environmental, health and cost savings benefits are enormous. Its need was obvious on pre-OBD II (On Board Diagnostics II) vehicles since they had no on-board evaporative emissions test. However, not well known is that Gas Cap Testing done as part of an emissions testing program detects leaks 25 times smaller than the leak that can be detected by the OBD II system. An estimated 7% of vehicles over 4 years old will have gas cap leaks that won’t be detected by the OBD II system but will fail an emissions program test with a Gas Cap Tester. Clearly, our strong history of providing state of the art, quality emission testing products continues to benefit the company especially as environmental protection gains ever increasing importance and awareness.”

He further said, “This contract further exemplifies State level recognition of the company’s expertise in providing high quality products that reduce gas and emission leakage from cars that are currently on our roadways.  Given the recent initiatives in Washington to enhance the fuel efficiency of automobiles, Hickok is pleased to demonstrate that it has developed a suite of products to address and identify leaks throughout the fuel system of a car or truck. Our solid history of providing State compliant emissions testing products continues to gain interest and goes hand in hand with the new Obama initiatives to reduce automotive emissions. Along with the most recent New Jersey gas cap testing initiative, Hickok has been involved in a number of State emission programs including California’s EVAP program, and Pennsylvania’s OBD II emissions testing program as well as many others. As millions of older automobiles continue to be the most concentrated source of excess emissions our cost saving products help solve our automotive pollution problems and related negative health effects.”

Hickok’s Current Emissions Products

Hickok developed a proprietary Low Pressure Evaporative Emissions (EVAP) tester product that provides an accurate method of testing vehicle evaporative emission systems for leaks that exceed federal guidelines. This product received certification from the Bureau of Automotive Repair (BAR) and the State of California mandated that all service stations purchase EVAP testers to help reduce or fix the number of gas and emission leaking cars on the road. BAR determined that in California alone, 14 tons of gas is lost daily due to evaporation and several studies indicate fuel savings of up to 30 gallons per car per year of wasted fuel that currently leaks into the environment. They also determined that this type of test was one of the most economical ways to reduce emissions through emissions testing.

http://www.waekon.com/emissions/evapintro.html

OBD II E-Test platform, in fiscal 2004, the Company participated in an emissions program of the State of Pennsylvania utilizing its OBD II E-Test platform that tests for pollution from a tailpipe.

http://www.hickok-inc.com/catalog/catalog/dr07.html

The Company offers a low cost repair grade Fuel Cap Pressure test System that is an economical means of pressure testing fuel caps to aid in OBD II diagnosis and prescreen vehicles for emission test failures. All the Company’s Fuel Cap testers include an adapter set that enables testing of all standard caps on foreign and domestic vehicles.

The company also has a hand-held tester that checks the fuel tank’s ability to hold pressure eliminating guesswork and making it easier to diagnose leaks than other methods.

http://www.hickok-inc.com/catalog/catalog/em01.html

About Hickok Incorporated

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Contact:

Robert L. Bauman, President and CEO

216-541-8060